UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2024

QUANTUM-SI INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-39486	85-1388175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Business Park Drive Branford, Connecticut	06405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 688-7374

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QSI	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	QSIAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Charles Kummeth to the Board of Directors and Appointment as Chairperson of the Board of Directors

On May 27, 2024, the Board of Directors (the “Board”) of Quantum-Si Incorporated (the “Company”) elected Charles (“Chuck”) Kummeth to the Board and appointed him as Chairperson of the Board, each effective as of May 27, 2024 (the “Effective Date”). As of the Effective Date, the Company’s current Chairperson of the Board, Jonathan M. Rothberg, Ph.D., continues to serve as a director of the Company but ceased serving as Chairperson of the Board. Mr. Kummeth will serve for a term to continue until the Company’s next annual meeting of stockholders. In connection with Mr. Kummeth’s appointment to the Board, the Board also approved an increase in the size of the Board from nine to ten members.

Mr. Kummeth, age 63, served as the President and Chief Executive Officer of Bio-Techne Corporation (“Bio-Techne”) (Nasdaq: TECH) from April 2013 to January 2024, a leading developer and manufacturer of high-quality purified proteins, antibodies, immunoassays, and instruments for biomedical researchers and clinical research laboratories, and currently serves as Senior Advisor to Bio-Techne. Prior to joining Bio-Techne, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. (Nasdaq: TMO) (“Thermo Fisher”) from September 2011 to March 2013. He was President of Thermo Fisher’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth also serves on the boards of Bio-Techne, Gentherm Incorporated (Nasdaq: THRM), a thermal management technology company, PerkinElmer Inc., a private life sciences company, and Orthofix Medical Inc. (Nasdaq: OFIX), a global spine and orthopedics company. Mr. Kummeth received a BS in Electrical Engineering from the University of North Dakota, MS in Computer Science from the University of St. Thomas, and an MBS from the Carlson School of Business at the University of Minnesota. Mr. Kummeth’s qualifications to serve on the Board include his operational experience as an executive and director at multiple publicly traded companies, along with his executive leadership experience in the biomedical and life sciences industries.

The Board has affirmatively determined that Mr. Kummeth is an independent director pursuant to the Nasdaq Stock Market listing rules. There are no arrangements or understandings between Mr. Kummeth and any other person pursuant to which Mr. Kummeth was appointed as a director. There are no transactions between Mr. Kummeth and the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Kummeth has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Mr. Kummeth will be entitled to the standard compensation paid by the Company to all of its nonemployee directors under the Company’s Nonemployee Director Compensation Policy, as amended (the “Nonemployee Director Compensation Policy”) (pro-rated as applicable to reflect the actual time Mr. Kummeth will serve on the Board for the year). However, in lieu of the Initial Grant provided to new directors under the Nonemployee Director Compensation Policy (as defined therein), the Board approved a one-time special grant to Mr. Kummeth, granted on the first business day after the Effective Date, of non-qualified stock options to purchase 527,777 shares of the Company’s Class A common stock, par value $0.0001 per share, having an aggregate grant date fair value of $570,000, valued based on a Black Scholes valuation method (rounded down to the nearest whole share), pursuant to the Company’s 2021 Equity Incentive Plan at an exercise price equal to the fair market value on the grant date, with such option to be for a period of ten years and to vest in equal annual installments over three years from the date of the grant, subject to Mr. Kummeth’s continued service to the Company through the applicable vesting dates.

Mr. Kummeth will also enter into an indemnification agreement in the form the Company has entered into with its other nonemployee directors, which form is filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed by the Company on June 15, 2021 and is incorporated herein by reference.

A copy of the press release announcing Mr. Kummeth’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 30, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM-SI INCORPORATED

	By:	/s/ Christian LaPointe, Ph.D.
	Name:	Christian LaPointe, Ph.D.
	Title:	General Counsel

Date: May 30, 2024